ZD VENTURES CORPORATION SIGNS A LETTER OF INTENT

Toronto, March 12, 2014 – ZD Ventures Corporation (OTCBB: ZDVN) (“The Company,” “ZD Ventures”) is  pleased to announce that  it has entered into a Letter of Intent to acquire 25% equity interest in Bluesence Innovation Group S.L. (“Bluesence”), a Barcelona based Spanish company, for €130,000.

Bluesence provides Cloud solutions for the Small and Medium business market based on the IBM Smart Cloud strategy.

Bluesence is an IBM Business Partner focused on the following line of business:

•	Smarter Analytics and Big Data

•	Data Capture for Enterprise Content Management Solutions

•	Social Business Real Time Analytics

•	IBM MobileFirst Solutions

•	IBM Cloud Solutions

Bluesence is headed up by Sergi Vargas and Emili Murcia, two senior well respected IT professionals with over 20 years of experience each in the IT solutions space. They have been recognized as always being on the leading edge of technology and facilitating how new technologies can be integrated into the companies they serve.

Their work and experience in the Spanish market combined with the outstanding knowledge of IBM technology, software and strategy make Bluesence a key trusted partner for the companies seeking the best of cloud solutions for their businesses and international expansion and strategy.

ZD Ventures anticipates the closing of this investment to take place shortly, subject to satisfactory due diligence and fulfillment of investment commitments by potential investors.

Sergi Vargas, the CEO of Bluesence commented, "We are extremely excited to be in the right space at the right time as Big Data, Cloud and Real Time Analytics are the cornerstone for any startup or SME. IBM's newly launched suite of products is second to none and we look forward to making a big impact."

Kam Shah, CEO of ZD Ventures commented, "We are very pleased to have the opportunity to partner with Bluesence. As part of our global strategy to maximize our reach with B-Wished.com, Bluesence's technological offerings will allow us to add significant value for both our clients and customers. We look forward to a long and profitable relationship with the Bluesence team. "

About the Company

ZD Ventures is seeking to expand into the internet industry by acquiring and supporting emerging internet-related technologies and other related assets.
For further information regarding this press release, investment opportunities, or other questions, please contact Jeff Robinson at jeff@internetadvisorycorp.com

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a results of new information, future events or otherwise, except as required by law.

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